Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion or incorporation by reference of our report, dated March 1, 2023, with respect to the consolidated balance sheets of ClearPoint Neuro, Inc. (formerly, MRI Interventions, Inc.) and subsidiaries (the “Company”) as of December 31, 2022 and 2021 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, in (i) the Company’s Registration Statement on Form S-8 (No. 333-183382), (ii) the Company’s Registration Statement on Form S-8 (No. 333-191908), (iii) the Company’s Registration Statement on Form S-8 (No. 333-206432), (iv) the Company’s Registration Statement on Form S-8 (No. 333-220783), (v) the Company’s Registration Statement on Form S-8 (No. 333-238907), (vi) the Company’s Registration Statement on Form S-3 No. (333-252346); and (vii) the Company’s Registration Statement on Form S-8 No. (333-256789).

/s/ Cherry Bekaert LLP

Tampa, Florida
March 1, 2023